Exhibit 23.1


             Consent of KPMG Peat Marwick LLP, Independent Auditors



The Board of Directors
LightPath Technologies, Inc.


We consent to incorporation by reference in the registration statements (No.'s 333-23511 and 333-23515) on Form S-8 of LightPath Technologies, Inc. of our report dated August 1, 1997, relating to the balance sheet of LightPath
Technologies, Inc. as of June 30, 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, which report appears in the June 30, 1997, annual report on Form 10-KSB of LightPath Technologies, Inc..

Our report dated August 1, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on outside sources of capital, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                           KPMG Peat Marwick LLP


Albuquerque, New Mexico
September 12, 1997